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                                  EXHIBIT 99(h)

Key Bank USA, National Association          Bankers Trust Company
127 Public Square                              as Indenture Trustee
Cleveland, Ohio  44114-1306                 4 Albany Street, 7th Floor
                                            New York, New York 10015

Bank One, National Association
  as Eligible Lender Trustee
One First National Plaza Suite 0126
Chicago, Illinois  60670

                         INDEPENDENT ACCOUNTANT'S REPORT
                      FOR KEYCORP STUDENT LOAN TRUST 1999-B

We have examined management's assertion, included in its representation letter dated March 19, 2001 that Key Bank USA, National Association (KBUSA), a wholly owned subsidiary of KeyCorp, complied with sections 4.04, 4.08(a), 4.08(b), 4.08(c), 5.05, 5.06, 5.07 and 5.08 of the KeyCorp Student Loan Trust 1999-B Sale and Servicing Agreement and sections 1.(a)(xx), 1.(b)(iii), 2 and 3 of the KeyCorp Student Loan Trust 1999-B Administration Agreement (collectively, the "Agreements") as of December 31, 2000 and for the period from January 1, 2000 through December 31, 2000. As discussed in the representation letter, management is responsible for KBUSA's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about KBUSA's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about KBUSA's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances, except that in accordance with Section 5.05 of the Sale and Servicing Agreement, our examination assumed the accuracy of reports prepared by KBUSA's student loan processor. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on KBUSA's compliance with the aforementioned requirements.

In our opinion, assuming the accuracy of reports prepared by KBUSA's student loan processor, management's assertion that KBUSA was in compliance with the sections in the Agreements referred to above, as of December 31, 2000 and for the period from January 1, 2000 through December 31, 2000, is fairly stated, in all material respects.

This report is intended solely for your information and is not to be referred to or distributed for any purpose to anyone who is not authorized to receive such information as specified in the Agreements or in the exhibits attached thereto.

                                                   /s/  Ernst & Young LLP


Cleveland
March 19, 2001